Exhibit 99.1

News Release One Centerpointe Drive Suite 200 Lake Oswego, Oregon 97035 503-684-7000

For release: April 7, 2011, 6:00 am EDT	Contact:	Mark Rittenbaum
503-684-7000
Greenbrier Reports Fiscal Second Quarter 2011 Results
          Lake Oswego, Oregon, April 7, 2011 — The Greenbrier Companies [NYSE:GBX] today reported results for its fiscal second quarter ended February 28, 2011.
Second Quarter Highlights
Financial Highlights:
•	Revenues for the second quarter of 2011 were $286.3 million, up from $200.0 million in the prior year’s second quarter.

•	Adjusted EBITDA for the quarter was $19.4 million, or 6.8% of revenues, compared to $15.9 million, or 8.0% of revenues in the second quarter of 2010.

•	The Company’s net loss for the quarter was $550 thousand or $.02 per diluted share, compared to a net loss of $4.8 million, or $.28 per diluted share, in the prior year’s second quarter. [1]
Liquidity Summary:
•	The Company ended the quarter with $99.1 million of cash and $108.6 million of committed additional borrowing capacity.

•	The Company enhanced its balance sheet, cash flow and liquidity through (i) the sale of 3,000,000 shares of common stock during the second quarter, which generated approximately $63 million in net proceeds, and (ii) the sale, subsequent to the quarter end, of $230 million of 3.5% senior convertible notes due 2018, which are convertible into shares of Greenbrier common stock at an initial conversion price of $38.05 per share.

•	The Company will reduce annual cash interest expense by over $10 million and extend its debt maturities by using the net proceeds from the sale of the senior convertible notes and cash on hand to retire all of Greenbrier’s outstanding $235 million aggregate principal amount of 8 3/8% senior notes due 2015.
Segment Summary:
•	New railcar deliveries in the second quarter of 2011 were 2,200 units, compared to 800 units in the second quarter of 2010.

•	Greenbrier’s new railcar manufacturing backlog as of February 28, 2011 was 9,500 units with an estimated value of $720 million. Subsequent to quarter end, the Company received orders for an additional 2,400 units.

[1]	Net earnings (loss) is now referred to in the Consolidated Statements of Operations, in accordance with GAAP, as “Net earnings (loss) attributable to controlling interest”.

Discussion of Quarterly Results and Outlook
          William A. Furman, president and chief executive officer, said, “We are pleased to report near breakeven results, consistent with our previously disclosed outlook. This goal was achieved during a quarter when we were ramping up railcar production, and were impacted by both severe weather at certain facilities and expiration of a management services contract. Our business visibility continues to improve. New railcar orders are continued evidence of the recovery in new railcar manufacturing. Since the beginning of our fiscal year, we have received orders for 10,200 new railcars. We believe the expanding product diversity of new orders signals the next stage of the recovery in the new railcar market. As we strive to meet ongoing demand, we continue to ramp up production and are on track with plans to open an additional production line in July 2011. We continue to expect to deliver between 9,000 and 10,000 new railcars in fiscal 2011.”
          Furman added, “Revenue in our Wheel Services, Refurbishment and Parts segment has grown for the second consecutive quarter, driven by improvement in our wheel services business. We believe the number of railcars in storage is returning to more normal levels. This factor, along with the continued increase in railcar loadings and decline in velocity, should lead to stronger performance for this segment in the second half of the year.”
          Furman concluded, “We remain on track to achieve our fiscal 2011 goals. In the second half of the fiscal year, we will continue to focus on expanding gross margins, improving working capital and operational efficiencies, enhancing our leasing & services platform, leveraging our integrated business model and returning to sustained profitability. Our recent debt refinancing is expected to save the Company over $10 million in pre-tax annual interest expense, and strengthens our balance sheet, extends our average debt maturities and positions us financially to more fully participate in the market recovery.”
Segment Details
          The Manufacturing segment consists of marine and new railcar production in Europe and North America. Manufacturing segment revenue for the second quarter was $156.6 million, compared to $88.1 million in the second quarter of 2010. The revenue increase was primarily due to higher railcar deliveries, somewhat offset by a decline in marine barge production and a change in product mix. Current quarter new railcar deliveries of 2,200 units were up from 800 units in the same quarter last year. Manufacturing gross margin for the second quarter was 5.8% of revenues, compared to 7.3% in the second quarter of 2010. The decrease was due principally to a reduction in marine production and certain inefficiencies associated with the ramping up of railcar production.
          The Wheel Services, Refurbishment & Parts segment, consisting of a network of 37 locations, repairs and refurbishes railcars, and provides wheel services and railcar parts across

North America. Revenue for this segment in the second quarter was $112.0 million, compared to $94.3 million in the second quarter of 2010. The revenue increase was primarily due to higher sales volumes, a product mix with a higher average sales price and metal scrapping programs not in effect in the prior period. Gross margin for the Wheel Services, Refurbishment & Parts segment was 9.5% of revenues, compared to 11.6% of revenues in the same quarter last year. The decrease was primarily the result of a change in product mix and the impact of severe weather at some of our locations. This decrease was partially offset by higher scrap metal prices and improved efficiencies at our repair facilities.
          The Leasing & Services segment includes results from the Company-owned lease fleet of approximately 9,000 railcars and from fleet management services provided for approximately 216,000 railcars. Revenue for this segment was $17.7 million, compared to $17.6 million in the same quarter last year. The increase was primarily due to higher gains on sales of assets from the fleet and increased rents earned on assets held for sale, partially offset by expiration of one management services contract. Gains on lease fleet sales in the current quarter were $2.0 million, compared to $0.1 million in the second quarter of 2010. Leasing & Services gross margin for the quarter was 50.6% of revenue, compared to 38.5% of revenue in the same quarter last year. The increase is due to higher gains on asset sales and increased rents earned on assets held for sale, both of which have no associated cost of revenue. Lease fleet utilization was 95.9%, compared to 92.4% in the same period last year.
          Selling and administrative costs were $17.7 million for the quarter, or 6.2% of revenues, versus $17.0 million, or 8.5% of revenues, for the same quarter last year. The increase was primarily due to employee-related costs associated with the partial restoration of previous salary reductions taken during the downturn and revenue-based fees paid to our manufacturing joint venture partner in Mexico.
          Interest and foreign exchange expense was $10.5 million for the quarter, compared to $12.4 million for the same period in 2010. This decrease was due to lower debt levels. In addition, the current period includes a foreign exchange loss of $0.1 million, compared to $0.6 million in the prior comparable period.
Business Outlook
          Based on current business trends, management continues to anticipate that both revenues and Adjusted EBITDA will be higher in fiscal 2011 compared to fiscal 2010, with the second half of the year being stronger than the first half of the year. Management anticipates the Company will be profitable in the second half of the year and for the year as a whole, excluding any one-time charges associated with the repurchase or redemption of the $235 million of outstanding 8 3/8% senior notes due 2015. Profitability is expected to be driven by higher new railcar deliveries, production efficiencies and anticipated higher wheel services and repair volumes.
Conference Call
          The Greenbrier Companies will host a teleconference to discuss second quarter results. Teleconference details are as follows:
•	Thursday, April 7, 2011

•	8:00 am Pacific Daylight Time

•	Phone : 1-630-395-0143, Password: “Greenbrier”

•	Real-time Audio Access: (“Newsroom” at http://www.gbrx.com)
          Please access the site 10 minutes prior to the start time. Following the call, a replay will be available on the same website for 30 days. Telephone replay will be available through April 23 at 203-369-3460.
About Greenbrier Companies
           Greenbrier, (www.gbrx.com), headquartered in Lake Oswego, Oregon, is a leading supplier of transportation equipment and services to the railroad industry. Greenbrier builds new railroad freight cars in its three manufacturing facilities in the U.S. and Mexico and marine barges at its U.S. facility. It also repairs and refurbishes freight cars and provides wheels and railcar parts at 37 locations across North America. Greenbrier builds new railroad freight cars and refurbishes freight cars for the European market through both its operations in Poland and various subcontractor facilities throughout Europe. Greenbrier owns approximately 9,000 railcars, and performs management services for approximately 216,000 railcars.
          “SAFE HARBOR” STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995: This release may contain forward-looking statements, including statements regarding the Company’s anticipated use of proceeds from its convertible notes offering, expected new railcar production volumes and schedules, expected customer demand for the Company’s products and services, plans to increase manufacturing capacity, new railcar delivery volumes and schedules, growth in demand for the Company’s railcar services and parts business, and the Company’s future financial performance. Greenbrier uses words such as “anticipates,” “believes,” “forecast,” “potential,” “contemplates,” “expects,” “intends,” “plans,” “seeks,” “estimates,” “could,” “would,” “will,” “may,” “can,” and similar expressions to identify forward-looking statements. These forward-looking statements are not guarantees of future performance and are subject to certain risks and uncertainties that could cause actual results to differ materially from in the results contemplated by the forward-looking statements. Factors that might cause such a difference include, but are not limited to, reported backlog is not indicative of our financial results; turmoil in the credit markets and financial services industry; high levels of indebtedness and compliance with the terms of our indebtedness; write-downs of goodwill, intangibles and other assets in future periods; sufficient availability of borrowing capacity; fluctuations in demand for newly manufactured railcars or failure to obtain orders as anticipated in developing forecasts; loss of one or more significant customers; customer payment defaults or related issues; actual future costs and the availability of materials and a trained workforce; failure to design or manufacture new products or technologies or to achieve certification or market acceptance of new products or technologies; steel or specialty component price fluctuations and availability and scrap surcharges; changes in product mix and the mix between segments; labor disputes, energy shortages or operating difficulties that might disrupt manufacturing operations or the flow of cargo; production difficulties and product delivery delays as a result of, among other matters, changing technologies or non-performance of subcontractors or suppliers; ability to obtain suitable contracts for the sale of leased equipment and risks related to car hire and residual values; difficulties associated with governmental regulation, including environmental liabilities; integration of current or future acquisitions;

succession planning; all as may be discussed in more detail under the headings “Risk Factors” and “Forward Looking Statements” in our Annual Report on Form 10-K for the fiscal year ended August 31, 2010 and in our Quarterly Report on Form 10-Q for the fiscal quarter ended November 30, 2010, and our other reports on file with the Securities and Exchange Commission. Readers are cautioned not to place undue reliance on these forward-looking statements, which reflect management’s opinions only as of the date hereof. Except as otherwise required by law, we do not assume any obligation to update any forward-looking statements.
          Adjusted EBITDA is not a financial measure under generally accepted accounting principles (GAAP). We define Adjusted EBITDA as earnings (loss) attributable to Greenbrier before special charges, interest and foreign exchange, income tax expense (benefit), depreciation and amortization. Adjusted EBITDA is a performance measurement tool commonly used by rail supply companies and Greenbrier. You should not consider Adjusted EBITDA in isolation or as a substitute for other financial statement data determined in accordance with GAAP. In addition, because Adjusted EBITDA is not a measure of financial performance under GAAP and is susceptible to varying calculations, the Adjusted EBITDA measure presented may differ from and may not be comparable to similarly titled measures used by other companies.

THE GREENBRIER COMPANIES, INC.
Condensed Consolidated Balance Sheets
(In thousands, unaudited)

	February 28,	August 31,
	2011	2010
Assets
Cash and cash equivalents	$99,089	$98,864
Restricted cash	1,927	2,525
Accounts receivable, net	115,465	89,252
Inventories	250,379	204,626
Assets held for sale	62,566	12,804
Equipment on operating leases, net	295,414	302,663
Investment in direct finance leases	131	1,795
Property, plant and equipment, net	144,163	132,614
Goodwill	137,066	137,066
Intangibles and other assets	84,837	90,679

	$1,191,037	$1,072,888

Liabilities and Equity
Revolving notes	$10,000	$2,630
Accounts payable and accrued liabilities	226,285	181,638
Deferred income taxes	85,805	81,136
Deferred revenue	5,791	11,377
Notes payable	499,997	498,700

Total equity Greenbrier	351,181	285,938
Noncontrolling interest	11,978	11,469

Total equity	363,159	297,407

	$1,191,037	$1,072,888

THE GREENBRIER COMPANIES, INC.
Consolidated Statements of Operations
(In thousands, except per share amounts, unaudited)

	Three Months Ended		Six Months Ended
	February 28,		February 28,
	2011	2010	2011	2010
Revenue
Manufacturing	$156,621	$88,065	$242,062	$148,143
Wheel Services, Refurbishment & Parts	112,015	94,329	209,160	187,310
Leasing & Services	17,665	17,556	36,523	36,189

	286,301	199,950	487,745	371,642

Cost of revenue
Manufacturing	147,552	81,608	227,300	137,455
Wheel Services, Refurbishment & Parts	101,413	83,387	187,824	166,673
Leasing & Services	8,725	10,789	17,845	21,707

	257,690	175,784	432,969	325,835

Margin	28,611	24,166	54,776	45,807

Other costs
Selling and administrative	17,693	16,958	35,632	33,166
Interest and foreign exchange	10,536	12,406	20,839	23,517

	28,229	29,364	56,471	56,683
Earnings (loss) before income taxes and loss from unconsolidated affiliates	382	(5,198)	(1,695)	(10,876)
Income tax benefit (expense)	(100)	944	512	3,444

Earnings (loss) before loss from unconsolidated affiliates	282	(4,254)	(1,183)	(7,432)

Loss from unconsolidated affiliates	(575)	(131)	(1,162)	(314)

Net loss	(293)	(4,385)	(2,345)	(7,746)
Net earnings attributable to noncontrolling interest	(257)	(367)	(509)	(250)

Net loss attributable to Greenbrier	$(550)	$(4,752)	$(2,854)	$(7,996)

Basic loss per common share	$(0.02)	$(0.28)	$(0.13)	$(0.47)

Diluted loss per common share	$(0.02)	$(0.28)	$(0.13)	$(0.47)

Weighted average common shares:
Basic	23,310	17,113	22,030	17,100
Diluted	23,310	17,113	22,030	17,100

THE GREENBRIER COMPANIES, INC.
Condensed Consolidated Statements of Cash Flows
(In thousands, unaudited)

	Six Months Ended
	February 28,
	2011	2010
Cash flows from operating activities
Net loss	$(2,345)	$(7,746)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities:
Deferred income taxes	4,669	7,727
Depreciation and amortization	18,626	18,616
Gain on sales of equipment	(2,594)	(951)
Accretion of debt discount	3,620	4,263
Stock based compensation expense	2,554	2,737
Other	55	(1,252)
Decrease (increase) in assets:
Accounts receivable	(24,360)	(2,913)
Inventories	(44,563)	(13,349)
Assets held for sale	(49,329)	10,610
Other	4,393	2,268
Increase (decrease) in liabilities:
Accounts payable and accrued liabilities	43,006	(6,810)
Deferred revenue	(5,477)	(5,410)

Net cash provided by (used in) operating activities	(51,745)	7,790

Cash flows from investing activities
Principal payments received under direct finance leases	43	235
Proceeds from sales of equipment	13,752	3,069
Investment in and advances to unconsolidated affiliates	(279)	(450)
Decrease (increase) in restricted cash	598	(66)
Capital expenditures	(30,132)	(19,616)

Net cash used in investing activities	(16,018)	(16,828)

Cash flows from financing activities
Net change in revolving notes with maturities of 90 days or less	(2,888)	1,541
Proceeds from revolving notes with maturities longer than 90 days	10,000	—
Net proceeds from issuance of notes payable	—	1,712
Repayments of notes payable	(2,323)	(4,041)
Gross proceeds from equity offering	63,180	—
Expenses from equity offering	(405)	—
Other	26	—

Net cash provided by (used in) financing activities	67,590	(788)

Effect of exchange rate changes	398	1,546
Increase (decrease) in cash and cash equivalents	225	(8,280)
Cash and cash equivalents
Beginning of period	98,864	76,187

End of period	$99,089	$67,907

THE GREENBRIER COMPANIES, INC.
Supplemental Disclosure
Reconciliation of Net loss attributable to Greenbrier to Adjusted EBITDA (1)
(In thousands, unaudited)

	Three Months Ended		Six Months Ended
	February 28,		February 28,
	2011	2010	2011	2010
Net loss attributable to Greenbrier	$(550)	$(4,752)	$(2,854)	$(7,996)
Interest and foreign exchange	10,536	12,406	20,839	23,517
Income tax expense (benefit)	100	(944)	(512)	(3,444)
Depreciation and amortization	9,307	9,224	18,626	18,616

Adjusted EBITDA	$19,393	$15,934	$36,099	$30,693

(1)	Adjusted EBITDA is not a financial measure under generally accepted accounting principles (GAAP). We define Adjusted EBITDA as earnings (loss) attributable to Greenbrier before interest and foreign exchange, income tax expense (benefit), depreciation and amortization. Adjusted EBITDA is a performance measurement tool commonly used by rail supply companies and Greenbrier. You should not consider Adjusted EBITDA in isolation or as a substitute for other financial statement data determined in accordance with GAAP. In addition, because Adjusted EBITDA is not a measure of financial performance under GAAP and is susceptible to varying calculations, the Adjusted EBITDA measure presented may differ from and may not be comparable to similarly titled measures used by other companies.
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